Exhibit 2

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Series 2001-9
CUSIP: 21988G841

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending February 1, 2002.

INTEREST ACCOUNT
----------------
Balance as of August 1, 2001 ................................      $        0.00
         Scheduled Income received on securities ............      $4,217,427.84
         Unscheduled Income received on securities ..........      $        0.00

LESS:
         Distribution to Class A1 Holders ...................     -$4,217,427.84
         Distribution to Class A2 Holders ...................     -$        0.00
         Distribution to Depositor ..........................     -$        0.00
Balance as of February 1, 2002 ..............................      $        0.00

PRINCIPAL ACCOUNT
-----------------
Balance as of August 1, 2001 ................................      $        0.00
         Scheduled Principal payment received on securities .      $        0.00

LESS:
         Distribution to Holders ............................      $        0.00
Balance as of February 1, 2002 ..............................      $        0.00

                UNDERLYING SECURITIES HELD AS OF FEBRUARY 1, 2002
         Principal
         Amount                        Title of Security
         ------                        -----------------
         $75,610,000       Chrysler Corporation 7.4% Debentures
                           Due August 1, 2097
                           CUSIP:  171196AT5

         $38,117,000       Chrysler Corporation 7.45% Debentures
                           Due February 1, 2097
                           CUSIP:  171196AS7

U.S Bank Trust National Association, as Trustee


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